Exhibit 99

  Heritage Financial Group to Invest in North Georgia Start-up Bank

    ALBANY, Ga.--(BUSINESS WIRE)--Nov. 9, 2007--Heritage Financial Group (NASDAQ:HBOS), the mid-tier holding company for HeritageBank of the South, today announced that it intends to invest in Chattahoochee Bank of Georgia, a new bank being organized in Gainesville, Georgia. The investment is expected to be up to approximately $3 million, which would give Heritage Financial Group an ownership position of slightly less than 15%. Leonard Dorminey, President and Chief Executive Officer of the Company, is expected to serve as a director of the newly formed bank.

    Chattahoochee Bank of Georgia, to be headquartered in downtown Gainesville, will target small- to medium-size business owners and professionals in Hall County - an expanding medical center for Northeast Georgia - and also will serve customers in northern Gwinnett County. The bank envisions a second location in Gwinnett County within three to five years, depending on its growth there.

    Leading the bank's operations will be President C. J. "Jody" Lail, Jr., who has 19 years of banking experience, including 12 years in this market. He most recently served as Senior Vice President in charge of all revenue production for Quantum National Bank, a $300 million community bank in northern Gwinnett County. Prior to that Lail was with SunTrust Bank in Gainesville. Joining Lail will be Chief Administrative Officer Gregory D. Barrett, who has 10 years of banking experience, and Chief Credit Officer Stephen W. Starke, who has 15 years of banking and credit administration experience. Lail, Starke and Barrett previously worked together at SunTrust Bank in Gainesville. The bank expects to commence operations with a total staff of 14.

    Commenting on the Company's announcement, Leonard Dorminey said, "We are pleased to have the opportunity to play a role in the formation of Chattahoochee Bank of Georgia. Heritage Financial Group continues to evaluate expansion opportunities in high-growth markets, either directly as demonstrated by our 2006 expansion to Ocala, Florida, by de novo start-up activities, or in this case, by investing in a newly formed bank. We expect to participate in certain loans generated by the bank, as permissible, providing it with the means to extend larger credits than it might otherwise be able to make. Importantly, we have been fortunate to know the management of this bank professionally and personally through past working relationships. This past interaction and direct experience will give us greater confidence moving forward in lending relationships that the new bank may pursue. Also, knowing that our two management teams are rooted in similar credit cultures means that we share comparable views on the importance of asset quality. We believe the relationship between Heritage Financial Group and Chattahoochee Bank of Georgia will be beneficial to both banks, and we look forward to the future opportunities this may present for our company."

    Heritage Financial Group's investment in Chattahoochee Bank of Georgia remains subject to regulatory approval and several conditions, including the approval of a charter application with state and federal banking regulators. The bank's commencement of operations, and the Company's investment in it, also is subject to the bank meeting a minimum capitalization level and other customary conditions.

    Heritage Financial Group is the mid-tier holding company for HeritageBank of the South, a community-oriented bank serving primarily Southwest Georgia and North Central Florida through seven full-service banking offices. As of September 30, 2007, the Company reported total assets of approximately $455 million and total stockholders' equity of approximately $64 million. For more information about the Company, visit HeritageBank of the South on the Web at www.eheritagebank.com, and see Investor Relations under About Us.

    Heritage, MHC, a mutual holding company formed in 2002, holds approximately 73% of the shares of Heritage Financial Group. The remaining 27% of Heritage Financial Group's shares are held by public stockholders following the Company's June 2005 initial public offering.

    Except for historical information contained herein, the matters included in this news release and other information in the Company's filings with the Securities and Exchange Commission may contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and include this statement for purposes of these safe harbor provisions. Further information concerning the Company and its business, including additional factors that could materially affect our financial results, is included in our other filings with the SEC.

    CONTACT: Heritage Financial Group
             T. Heath Fountain, 229-878-2055
             Senior Vice President and Chief Financial Officer